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                                                                    EXHIBIT 99.3


                         LETTERHEAD OF LEHMAN BROTHERS


TO:      Holders of AT&T Wireless Group Tracking Stock:



In order to comply with the securities laws and regulations of certain states and on behalf of AT&T Wireless Services, Inc. and AT&T Corp., we enclose a prospectus forming part of the registration statement and related materials concerning the issuance to you of shares of common stock of AT&T Wireless Services, Inc. in connection with the redemption by AT&T Corp. of its outstanding shares of AT&T Wireless Group tracking stock. Please read the enclosed materials for information concerning these matters.

We have been advised that the offer and sale in certain states of the AT&T Wireless Services common stock may be made only by dealers registered therein. We are forwarding the enclosed materials only as an accommodation to AT&T Wireless Services and AT&T and we do not assume any responsibility for the accuracy or completeness of the statements made in such materials. The offering of AT&T Wireless Services common stock is made only by the enclosed materials and this letter is not intended to constitute an offer of any securities.


                                              Very truly yours,

                                              LEHMAN BROTHERS